EXHIBIT 4.10

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this "Amendment" ) is made as of March 8, 2004 with reference to that certain Stock Purchase Agreement dated as of November 25, 2003 (the "Stock Purchase Agreement" ) among Entrada Networks, Inc., a Delaware corporation, with its principal offices at 12 Morgan, Irvine, California 92618 (the " Company "), and SBI Brightline IV, LLC, a Delaware limited liability company, with its principal offices at 2361 Campus Drive, Suite 210, Irvine, California 92612 and Trilogy Investment Fund I, a California limited liability company, with its principal offices at 1901 Avenue of the Stars, Suite 1060, Los Angeles, California 90067 (each, a " Purchaser " and collectively, the " Purchasers "). Unless otherwise indicated herein, capitalized terms used in this Amendment without definition shall have the respective meanings specified in the Stock Purchase Agreement.

WHEREAS the Company and Purchasers desire to amend the Stock Purchase Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1. Amendment to Stock Purchase Agreement . The first sentence of Section 2.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

"Subject to the satisfaction or waiver of the conditions precedent set forth in Sections 2.2 and 2.3, the closing of the sale of the Shares by the Company to the Purchasers shall occur within five (5) days of the effectiveness of the Registration Statement (as defined below) (the " Closing " or the " Closing Date ")."

SECTION 2. Effects of Amendment . As of and after the date hereof, each reference in the Stock Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein", "hereby" or words of like import referring to the Stock Purchase Agreement shall mean and be a reference to the Stock Purchase Agreement as amended by this Amendment. Except as specifically amended by this Amendment, each term, provision and condition of the Stock Purchase Agreement survives, remains and shall continue in full force and effect.

SECTION 3. Miscellaneous

3.1 Governing Law . This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of law principles and the federal law of the United States of America.

3.2 Counterparts . This Amendment may be executed in two or more counterparts by manual or facsimile signature, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

ENTRADA NETWORKS, INC.

By: /s/ Kanwar Chadha

Name: Kanwar J. S. Chadha
Title: President and CEO

PURCHASERS:

SBI BRIGHTLINE IV, LLC

By: /s/ Shelly Singhal

Name: Shelly Singhal
Title: Manager

TRILOGY INVESTMENT FUND I, LLC

By: /s/ A. J. Cervantes, Jr.
Name: A. J. Cervantes, Jr.
Title: President

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